GRIFFON CORPORATION ANNOUNCES FOURTH QUARTER
OPERATING RESULTS AND 2006 FISCAL YEAR RESULTS

Jericho, New York, November 3, 2006 - Griffon Corporation (NYSE:GFF) today announced operating results for the fourth quarter and fiscal year ended September 30, 2006. Net sales for the fourth quarter increased to $482,834,000 up from $388,442,000 for the fourth quarter of fiscal 2005. Pretax income for the quarter was $29,494,000 compared to $35,358,000 for last year's record fourth quarter. Net income for the current quarter was $18,439,000 compared to $22,623,000 for the last quarter of 2005. Diluted earnings per share was $.60 for the fourth quarter of fiscal 2006 compared to $.71 in last year's fourth quarter.

The sales increase in the fourth quarter was primarily attributable to the electronic information and communication systems segment (Telephonics), which achieved significant revenue and earnings growth as a result of the Syracuse Research Corporation (SRC) contract. The decline in fourth quarter earnings in the garage doors segment was primarily attributable to a volume decline in dealer sales. The significant decline in fourth quarter earnings in the specialty plastic films segment was primarily attributable to the impact of resin price increases and start-up production inefficiencies.

Net sales for the fiscal year ended September 30, 2006 were $1,636,580,000 compared to $1,401,993,000 for fiscal 2005. Pretax income for fiscal 2006 was $78,698,000 compared to $78,945,000 last year. Net income for fiscal 2006 was $51,786,000 compared to last year’s earnings of $48,813,000. Diluted earnings per share was $1.65 compared to $1.55 a year earlier.

For the year, the significant increase in operating results for Telephonics was substantially offset by a decline in operating results for the specialty plastic films segment. The increase was attributable to the SRC contract and the decline was primarily attributable to the impact of resin price increases and production inefficiencies. The Company has now received contracts in excess of $250 million with SRC and these awards are expected to be completed by the third quarter of fiscal 2007.

Cash generated from operations for the year was $16.3 million which, together with existing cash balances funded capital expenditures of $42.1 million, the majority of which was for the specialty plastic films and garage doors segments. The company also continued its stock buyback program, using approximately $19.8 million during the year to acquire approximately 814,000 shares of common stock.

Griffon Corporation -

●	is a leading manufacturer and marketer of residential, commercial and industrial garage doors sold to professional installing dealers and major home center retail chains;
●
installs and services specialty building products and systems, primarily garage doors, openers, fireplaces and cabinets, for new construction markets through a substantial network of operations located throughout the country;

●
is an international leader in the development and production of embossed and laminated specialty plastic films used in the baby diaper, feminine napkin, adult incontinent, surgical and patient care markets; and

●	develops and manufactures information and communication systems for government and commercial markets worldwide.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation statements regarding the company’s financial position, business strategy and the plans and objectives of the company’s management for future operations, are forward-looking statements. When used in this release, words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company’s management, as well as assumptions made by and information currently available to the company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, results of integrating acquired businesses into existing operations, competitive factors and pricing pressures for resin and steel, capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

OPERATING HIGHLIGHTS
(IN THOUSANDS)

PRELIMINARY
	For the Three Months Ended		For the Years Ended
	September 30,		September 30,

	2006	2005	2006	2005

Net sales:
Garage Doors	$145,990	$149,027	$549,701	$532,348
Installation Services	88,502	84,154	338,731	300,041
Specialty Plastic Films	102,085	93,686	381,373	370,158
Electronic Information and Communication Systems	151,735	67,234	387,437	220,993
Intersegment eliminations	(5,478)	(5,659)	(20,662)	(21,547)
	$482,834	$388,442	$1,636,580	$1,401,993
Operating income:
Garage Doors	$13,640	$15,585	$41,171	$37,669
Installation Services	3,021	3,976	9,238	9,135
Specialty Plastic Films	39	10,724	15,450	31,582
Electronic Information and Communication Systems	19,221	9,366	39,609	18,117
Segment operating income	35,921	39,651	105,468	96,503
Unallocated amounts	(4,099)	(2,353)	(18,058)	(15,121)
Interest and other, net	(2,328)	(1,940)	(8,712)	(2,437)
Income before income taxes	$29,494	$35,358	$78,698	$78,945

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

PRELIMINARY
	FOR THE THREE MONTHS ENDED
	SEPTEMBER 30,
	2006	2005
Net sales	$482,834	$388,442
Cost of sales	368,780	276,018
Gross profit	114,054	112,424

Selling, general and administrative expenses	82,421	75,766
Income from operations	31,633	36,658

Other income (expense):
Interest expense	(2,777)	(2,498)
Interest income	449	558
Other, net	189	640
	(2,139)	(1,300)
Income before income taxes	29,494	35,358

Provision for income taxes:
Federal	10,008	9,410
State and foreign	1,047	3,325
	11,055	12,735

Net income	$18,439	$22,623

Basic earnings per share of common stock:	$.62	$.74

Diluted earnings per share of common stock:	$.60	$.71
Weighted average number of shares outstanding:
Basic	29,897,000	30,529,000
Diluted	30,983,000	31,910,000

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

PRELIMINARY
	FOR THE YEARS ENDED
	SEPTEMBER 30,
	2006	2005
Net sales	$1,636,580	$1,401,993
Cost of sales	1,234,826	1,032,365
Gross profit	401,754	369,628

Selling, general and administrative expenses	316,696	289,527
Income from operations	85,058	80,101

Other income (expense):
Interest expense	(10,492)	(8,266)
Interest income	1,780	2,085
Other, net	2,352	5,025 (1)
	(6,360)	(1,156)
Income before income taxes	78,698	78,945

Provision for income taxes (2):
Federal	21,135	14,794
State and foreign	5,777	10,923
	26,912	25,717

Income before minority interest	51,786	53,228
Minority interest	-	(4,415)
Net income	$51,786	$48,813

Basic earnings per share of common stock:	$1.73	$1.64

Diluted earnings per share of common stock:	$1.65	$1.55
Weighted average number of shares outstanding:
Basic	29,968,000	29,851,000
Diluted	31,326,000	31,416,000

(1) Includes gain of $3.7 million on sale of land and building.

(2) Was favorably impacted by the reversal of estimated income tax liabilities in connection with closed tax years.

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

PRELIMINARY
	SEPTEMBER 30,
	2006	2005
ASSETS

Current Assets:
Cash and cash equivalents	$22,389	$60,663
Accounts receivable, net	247,172	189,904
Contract costs and recognized income not yet billed	68,279	43,065
Inventories	165,089	148,350
Prepaid expenses and other current assets	42,075	41,227
Total current assets	545,004	483,209
Property, plant and equipment, at cost less
depreciation and amortization	231,975	216,900
Goodwill	99,540	96,098
Intangible and other assets	51,695	55,220
	$928,214	$851,427

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Notes payable and current portion of long-term debt	$8,092	$16,625
Accounts payable	128,104	91,970
Accrued liabilities	81,672	78,849
Income taxes	18,431	22,599
Total current liabilities	236,299	210,043
Long-term debt:
Convertible subordinated notes	130,000	130,000
Other	79,228	66,540
Other liabilities and deferred credits	70,242	82,890
Shareholders' equity	412,445	361,954
	$928,214	$851,427

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

PRELIMINARY	For the Years Ended
	September 30,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$51,786	$48,813
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	35,100	32,613
Stock based compensation	1,711	-
Gain on sale of land and building	-	(3,744)
Minority interest	-	4,415
Provision for losses on accounts receivable	1,792	988
Deferred income taxes	(4,012)	(1,740)
Change in assets and liabilities:
Increase in accounts receivable and contract
costs and recognized income not yet billed	(79,799)	(24,595)
Increase in inventories	(15,624)	(5,718)
(Increase) decrease in prepaid expenses and other assets	722	(880)
Increase in accounts payable, accrued liabilities and income taxes payable, net	25,090	5,644
Other changes, net	(482)	2,526
Total adjustments	(35,502)	9,509
Net cash provided by operating activities	16,284	58,322

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(42,107)	(40,000)
Proceeds from sale of land and building	-	6,931
Acquisition of minority interest in subsidiaries	-	(85,928)
Acquired businesses	(1,304)	(9,577)
(Increase) decrease in equipment lease deposits	(1,988)	6,856
Net cash used in investing activities	(45,399)	(121,718)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of shares for treasury	(19,811)	(25,909)
Proceeds from issuance of long-term debt	74,000	67,778
Payments of long-term debt	(69,892)	(25,038)
Increase (decrease) in short-term borrowings	(398)	1,045
Exercise of stock options	2,639	20,261
Distributions to minority interests	(354)	(1,362)
Tax benefit from exercise of stock options	4,136	-
Other, net	(179)	-
Net cash provided by (used in) financing activities	(9,859)	36,775

Effect of exchange rate changes on cash and cash equivalents	700	(763)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(38,274)	(27,384)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	60,663	88,047
CASH AND CASH EQUIVALENTS AT END OF YEAR	$22,389	$60,663